Exhibit 99.

                 MORGAN GUARANTY TRUST COMPANY OF NEW YORK

Morgan Guaranty Trust Company of New York (herein, "Morgan Guaranty") is a wholly owned subsidiary and the principal asset of J.P. Morgan & Co. Incorporated ("J.P. Morgan"), a Delaware corporation whose principal office is located in New York, New York. Morgan Guaranty is a commercial bank offering a wide range of banking services to its customers both domestically and internationally. Its business is subject to examination and regulation by Federal and New York State banking authorities. Morgan Guaranty currently has a long-term credit rating of "AA+" from S & P and "Aa3" from Moody's.

The following table (on the next page) sets forth certain summarized financial information of Morgan Guaranty as of the dates and for the periods indicated. The information presented is in accordance with generally accepted accounting principles, except for the Income statement data for the twelve months ended December 31, 1998 and 1997. Such data was prepared on a regulatory basis and substantially complies with generally accepted accounting principles.

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
                                                           December 31,                                     December 31,
(Dollars in millions)                 1998         1997        1996          1995         1994
Balance Sheet Data1

Trading Account Assets             $  90,770   $  88,995    $  72,899    $   55,373    $  45,497
Total Loans                           25,346      31,396       27,943        23,319       21,970
Total Assets                         175,246     196,418      164,813       135,713      121,590

Total Deposits                        56,221      60,743       53,074        47,074       45,108
Total Liabilities                    164,768     185,985      154,922       126,728      113,124

Allowance for Credit Losses              595         730        1,115         1,129        1,130

Stockholder's Equity               $  10,478    $ 10,433    $   9,891    $    8,985    $   7,977



                                                     Years Ended December 31,
(Dollars in millions)                 1998(2)      1997(2)      1996          1995         1994
Income Statement Data1

Net Interest Revenue               $   1,379    $  1,550    $   1,807    $    2,139    $   1,869
Provision for Credit Losses              100          (8)          (1)          (10)           -
Net Interest Revenue After
   Provision for Credit Losses         1,279       1,558        1,808         2,149        1,869

Non-Interest Revenue                   3,552       3,721        3,110         2,312        1,981
Operating Expenses                     4,154       3,728        3,121         2,886        2,626

Income before Income Taxes,
   Extraordinary Items, and
   Cumulative Effect of Change
   in Accounting Method                  677       1,551        1,797         1,575        1,224

Income Taxes                             296         554          599           569          412

Income before Extraordinary
   Items and Cumulative Effect of
   Change in Accounting Method           381         997        1,198         1,006          812

Extraordinary Items and
   Cumulative Effect of Change
   in Accounting Method                    -           -            -             -            -

Net Income                         $     381    $    997    $   1,198    $    1,006    $     812



______________________[N1]
1 Prior period balances were restated to reflect the merger of J.P. Morgan Delaware with Morgan Guaranty Trust Company of New York effective
   June 1996.
2  Prepared on a regulatory basis.
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The consolidated statement of condition of Morgan Guaranty as of
December 31, 1998, is set forth on page 46 of Exhibit 13 to Form 10-K dated March 9, 1998, as filed by J.P. Morgan with the Securities and Exchange Commission. Morgan Guaranty will provide without charge to each person to whom this 10-K is delivered, on the request of any such person, a copy of the Form 10-K referred to above and a copy of the most recent quarterly Consolidated Reports of Condition and Income of Morgan Guaranty filed with the Board of Governors of the Federal Reserve System, with exhibits omitted. Written requests should be directed to: Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York 10260-0060, Attention: Office of the Secretary. Telephone requests may be directed to (212) 648-3380.

The information set forth above relates to and has been obtained from Morgan Guaranty Trust Company of New York. The delivery of this 10-K shall not create any implication that there has been no change in the affairs of Morgan Guaranty Trust Company of New York since the date hereof, of that the information contained herein or referred to above is correct as of any time subsequent to its date.

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